EXHIBIT 4.8

Wuxi Seamless Oil Pipe Co., Ltd.

(as Borrower)

and

Bank of China Limited Wuxi Hi-tech Industrial Development Zone Sub-branch

(as Credit Agent Bank)

Supplemental Agreement to

Comprehensive Credit and Loan Agreement

between

Wuxi Seamless Oil Pipe Co., Ltd.

and

Structured Bank Consortium

in an Amount Equivalent to RMB3.5 Billion

December 30, 2011

Wuxi

This supplemental agreement (hereinafter referred to as this “Supplemental Agreement”) is made and entered into in the Hi-tech Industrial Development Zone of Wuxi on December 30th, 2011, by and between:

(1)          Wuxi Seamless Oil Pipe Co., Ltd., a limited liability company established and existing in accordance with the laws of the Peroples’ Republic of China, whose registered address is located No. 235, Chengnan Road, Wuxi Hi-tech Industrial Development Zone, as the borrower (hereinafter referred to as the “Borrower”); and

(2)          Bank of China Limited Wuxi Hi-tech Industrial Development Zone Sub-branch, as the credit agent bank (hereinafter referred to as the “Credit Agent Bank”).

WHEREAS:

(1)          The Borrower (as the borrower therein) , Bank of China Limited Jiangsu Branch (as the arranging bank therein), Bank of China Limited Wuxi Branch, Agricultural Bank Limited Wuxi Branch (as the co-lead banks therein and hereinafter referred to as the “Co-lead Banks”), the Credit Agent Bank, Agricultural Bank of China Limited Wuxi New District Sub-branch, Bank of China Limited Wuxi Hi-tech Industrial Development Zone Sub-branch (as the guarantee agent bank therein and hereinafter referred to as the “Guarantee Agent Bank”) and other financial institutions as the participant banks therein (hereinafter referred to as the “Participant Banks”) entered into a comprehensive credit and loan agreement with a structured bank consortium in an aggregate amount equivalent to RMB3.5 billion on August 29th, 2011 (hereinafter referred to as the “Credit and Loan Agreement”).

(2)          Article 29.1 of the Credit and Loan Agreement provides that: “the Credit Agent Bank and the Borrower may, from time to time, amend the terms and conditions of this Agreement by entering into supplemental agreements in writing in accordance with Article 21.2(1) hereof. Any amendment made pursuant to this Article shall have the binding effect to all the Participant Banks, the Agent Banks and the Borrower. Without prior written consent of any relevant party, any of such amendments and waivers shall not incur additional obligations on that relevant party.”

(3)          The bank consortium resolved on making an amendment to the Credit and Loan Agreement at the syndication meeting on December 30th, 2011.

(4)          The Borrower agrees to amend the Credit and Loan Agreement in accordance with the syndication resolution set forth above.

Unless otherwise provided herein, the terms defined and interpreted in the Credit and Loan Agreement shall have the same meanings as in this Supplemental Agreement.

After friendly negotiation on equal basis, each of the parties, with their respective genuine intent, hereby agrees that:

1.               Article 8.1 of the Credit and Loan Agreement shall be amended and replaced in the entirety as follows:

8.1                                 Unless agreed otherwise in this Agreement, the Borrower shall repay the Loan Funds under the Loan Line pursuant to the following repayment terms, dates and principal amounts:

Term	Repayment Date	Repayment Amount
1	The Interest Payment Date in the sixth (6th) month following the Drawdown Date of the initial Loan Fund	1% of the Loan Fund then outstanding at the expiry of the Availability Period
2	The Interest Payment Date in the twelfth (12th) month following the Drawdown Date of the initial Loan Fund	1% of the Loan Fund then outstanding at the expiry of the Availability Period
3	The Interest Payment Date in the eighteenth (18th) month following the Drawdown Date of the initial Loan Fund	1% of the Loan Fund then outstanding at the expiry of the Availability Period
4	The Interest Payment Date in the twenty-fourth (24th) month following the Drawdown Date of the initial Loan Fund	17% of the Loan Fund then outstanding at the expiry of the Availability Period
5	The Interest Payment Date in the thirtieth (30th) month following the Drawdown Date of the initial Loan Fund	10% of the Loan Fund then outstanding at the expiry of the Availability Period
6	Final Maturity Date	70% of the Loan Fund then outstanding at the expiry of the Availability Period
Total	-	100% of the Loan Fund then outstanding at the expiry of the Availability Period

2.               This Supplemental Agreement, as a supplement to the Credit and Loan Agreement, shall have the same legal effect as the Credit and Loan Agreement. This Supplemental Agreement shall prevail as to those supplemented and amended hereby. Those in the Credit and Loan Agreement not supplemented and amended by this Supplemental Agreement shall continue to be in full force and effect.

3.               This Supplemental Agreement shall take effect on the signing date hereof by the parties and have the binding effect on all the Participant Banks and the Agent Banks.

4.               This Supplemental Agreement shall be executed in two (2) counterparts. The Borrower and the Credit Agent Bank shall each keep one counterpart and each counterpart shall have the same legal effect.

(The remainder of this page is intentionally left blank. Signature pages will follow.)

(This is the signature page to the Supplemental Agreement to the Comprehensive Credit and Loan Agreement between Wuxi Seamless Oil Pipe Co., Ltd. and the Structured Bank Consortium.)

Borrower:	Wuxi Seamless Oil Pipe Co., Ltd.

Address:	235 Chengnan Road, Wuxi Hi-tech Industrial Development Zone 214028
Legal representative:	Longhua Piao
Telephone:	0510-85360216	Fax:	0510-85226351
Contact person:	Jueying Feng

Authorized signatory:	/s/ Longhua Piao
Name:	Longhua Piao	Company chop

Date: December 30, 2011

Credit Agent Bank:	Bank of China Limited Wuxi Hi-tech Industrial Development Zone Sub-branch

Address:	40 Wangzhuang Road, Wuxi Hi-tech Industrial Development Zone 214028
Person in charge:	Tao Chen
Telephone:	0510-85212210	Fax:	0510-85223159
Contact person:	Kouxiang Song

Authorized signatory:	/s/ Kouxiang Song
Name:	Kouxiang Song	Company chop

Date: December 30, 2011